EXHIBIT 23.1


                   CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of Burlington Northern Santa Fe Corporation on Form S-8 of our report dated February 15, 1996 on our audits of the consolidated financial statements and financial statement schedule of Burlington Northern Santa Fe Corporation as of December 31, 1995 and 1994, and for the years ended December 31, 1995, 1994 and 1993, which report is incorporated by reference in the Burlington Northern Santa Fe Corporation Annual Report on Form 10-K for the year ended December 31, 1995.



COOPERS & LYBRAND L.L.P.


Fort Worth, Texas
January 3, 1997